Exhibit 99.1

Imation Corp to Recognize $13 Million Expense in Discontinued Operations in Q4 2004 for
Proposed Litigation Settlement

Proposed Settlement of Six-Year-Old Claims Related to Photo Color Business Sold in 1999; Previously Released Q4 and YE2004 Results From Continuing Operations Unchanged

OAKDALE, Minn., Feb. 10 /PRNewswire-FirstCall/ — Imation Corp (NYSE: IMN — News) today announced that its final fiscal 2004 results will include an additional net after tax expense in discontinued operations of $13 million, or $0.38 per share. This expense is associated with the proposed settlement of all claims in connection with the Company’s sale of allegedly defective photo film to Jazz Photo. The Company previously issued its fourth quarter 2004 earnings press release on January 25, 2005 without including this expense because the settlement was not contemplated at that time. The litigation surrounding this issue began in 1999 and involved a business that Imation subsequently sold. Trial commenced on January 10, 2005, and matters that gave rise to the settlement opportunity arose just in the last two weeks. Jazz Photo is currently in Chapter 11 bankruptcy protection in federal bankruptcy court in New Jersey. The Jazz Photo creditors’ committee has been authorized to seek approval of the proposed settlement, which is now pending approval in the bankruptcy court.

“We are pleased that we may now be able to put this matter behind us. While we always disputed the legitimacy of the claims against Imation, and are willing to defend ourselves at trial, the opportunity to end this dispute would remove a significant distraction to the company and eliminate ongoing litigation expense,” said Bruce A. Henderson, Imation chairman and CEO.

If the bankruptcy court approves the settlement, Imation will recognize a $13 million charge, net of taxes, in discontinued operations in the fourth quarter of 2004. While the company previously reported fourth quarter and full-year 2004 results, it has not yet filed its Report on Form 10K. Accounting rules require that a subsequent event such as this be reported in the upcoming filing and recognized in the period being reported on.

As a result, for the quarter ended December 31, 2004, the Company will report a net loss including discontinued operations of $7.9 million, equal to a loss of $0.23 per fully diluted share. For the full year 2004, the Company will report net income including discontinued operations of $29.9 million or $0.84 earnings per fully diluted share. Income from continuing operations and per-share earnings on continuing operations will remain unchanged from the Company’s previously issued earnings release. Approximately $21 million in cash will be paid in 2005 related to this settlement with an offsetting cash benefit of approximately $8 million to be realized as the Company recognizes the tax deductibility of this settlement during 2005. Ongoing litigation expense associated with this issue has been recorded in discontinued operations in previous periods.

About Imation Corp

Imation Corp is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. Additional information about Imation is available on the company’s website at http://www.imation.com, or by calling 1-888-466-3456.

	4th QTR		Full Year 2004
$ millions	As Reported	As Adjusted	As Reported	As Adjusted
Net Sales	326.2	326.2	1,219.3	1,219.3
Gross Profit	74.7	74.7	299.9	299.9
R&D	13.3	13.3	56.9	56.9
SGA	37.7	37.7	163.9	163.9
Restructuring & Other	22.1	22.1	25.2	25.2

Oper. Inc.	1.6	1.6	53.9	53.9
Non-Oper Exp	0.9	0.9	0.7	0.7

Tax	(2.7)	(2.7)	10.9	10.9

Income from Cont Ops	3.4	3.4	42.3	42.3
Cont. Ops. E.P.S. — Diluted	$0.10	$0.10	$1.19	$1.19

Discontinued Ops	1.7	(11.3)	0.6	(12.4)

Net Income	5.1	(7.9)	42.9	29.9
E.P.S. — Diluted	$0.15	$(0.23)	$1.21	$0.84

As reported numbers are those provided in Imation press release issued January 25, 2005